Exhibit 99.1

Orion Marine Group, Inc. Reports Third Quarter 2009 Results; Record Backlog

Houston, Texas, November 5, 2009 -- Orion Marine Group, Inc. (NYSE: ORN) (the “Company”), a leading heavy civil marine contractor, today reported net income for the three months ended September 30, 2009, of $5.4 million ($0.22 diluted earnings per share).  These results compare to net income of $3.8 million ($0.17 diluted earnings per share) for the same period a year ago.

“We are pleased with our results for the quarter including better than expected revenue,” said Mike Pearson, Orion Marine Group’s President and Chief Executive Officer.  “During the quarter we continued to see a good pace of bid activity while continuing our solid project execution.”

Financial highlights of the Company’s third quarter 2009 include:

•
Third quarter 2009 contract revenues increased to $81.5 million, up 29.5% as compared with the third quarter of 2008. Revenue growth for the quarter exceeded the Company’s third quarter revenue growth goal of 16% to 21% as a result of favorable conditions including the acceleration of project schedules.

•
Gross profit for the quarter was $16.0 million which represents an increase of $3.4 million or 27.0% as compared with the third quarter of 2008.  Gross profit margin for the quarter was 19.6%, which was essentially flat compared to the prior year period.

•	Selling, General, and Administrative expenses for the third quarter 2009 were $7.7 million, a slight increase year-over-year.

•
The Company’s third quarter 2009 EBITDA was $13.2 million, representing a 16.2% EBITDA margin, which compares to third quarter 2008 EBITDA of $10.3 million, or a 16.5% EBITDA margin.  EBITDA margin for the quarter was within the Company’s third quarter goal range of 15% to 17%.

•
The Company self-performed approximately 83% of its work as measured by cost during the third quarter 2009 as compared with 87% in the prior year period.  Self performance for the third quarter 2009 was lower due to the timing and mix of projects.

Backlog of work under contract as of September 30, 2009 was a record $224.3 million which compares with backlog under contract at September 30, 2008 of $160.5 million.  In addition, the recently announced large project award involving dredging services adds approximately $10 million to backlog.  The Company reminds investors that backlog can fluctuate from period to period due to the timing and execution of contracts.  Given the typical duration of the Company’s projects, which range from three to nine months, the Company’s backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve month period.  Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized will result in earnings.

“Overall we are pleased with the results of the third quarter and are optimistic about the road ahead,” said Mark Stauffer, Orion Marine Group’s Executive Vice President and Chief Financial Officer. “We will continue to execute our growth plan while working to maintain our industry leading EBITDA margins”.

2009 Outlook

The Company remains comfortable with its previously stated full year 2009 year-over-year revenue growth goal of 12% to 16% and its full year 2009 EBITDA margin goal of 14% to 18%.  Given the timing shifts of revenue during the second quarter and expected low material pricing which could reduce overall contract values, the Company believes its revenue growth for the full year 2009 will be at the lower end of the stated full year 2009 revenue growth goal range.  However, the Company believes the favorable EBITDA margins experienced in the first half of the year will boost its full year EBITDA margin towards the middle to upper end of its full year 2009 EBITDA margin goal range.

2010 Outlook

The Company expects the positive trends in port expansion, U.S. infrastructure updates, coastal and wetland restoration projects, expansion in the cruise industry and projects involving dredging services to continue to provide good bid opportunities long term.

"2010 is shaping up to be another record year for Orion Marine Group with the highest level of booked work we have seen at this point headed into the next year," said Mr. Pearson. "Additionally, we continue to see multiple end markets with good funding and drivers for continued growth for 2010 and beyond."

Looking at 2010 in detail, the Company is tracking $4.0 to $4.5 billion of bid opportunities of which it expects approximately $1.8 billion could liquidate in 2010. As a result of the current backlog and current expected bid opportunities, the Company's initial full year 2010 revenue goal range is between $350 million and $360 million. The Company's initial full year 2010 EBITDA margin goal is 14% - 18%.

Conference Call Details

Orion Marine Group will conduct a telephone briefing to discuss its results for the third quarter 2009 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, November 5, 2009.  To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company’s website at www.orionmarinegroup.com. To participate in the call, please call the Orion Marine Group Third Quarter 2009 Earnings Conference Call at 866-788-0542; participant code 13874464.

A replay of this briefing will be available on the Web site within 24 hours and will be archived for at least two weeks.

About Orion Marine Group

Orion Marine Group, Inc. provides a broad range of marine construction and specialty services on, over and under the water along the Gulf Coast, the Atlantic Seaboard and the Caribbean Basin and acts as a single source turn-key solution for its customers’ marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging, and specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has a 75-year legacy of successful operations.

EBITDA and EBITDA Margin

This press release includes the financial measures “EBITDA” and “EBITDA margin”.  These measurements may be deemed “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Marine Group defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA and EBITDA margin provide useful information regarding the Company’s ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company’s financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company’s profitability or liquidity.

A reconciliation of the Company’s future EBITDA margin to the corresponding GAAP measure is not available as these are estimated goals for the performance of the overall operations over the planning period.  These estimated goals are based on assumptions that may be affected by actual outcomes, including but not limited to the factors noted in the “forward looking statements” herein, in other releases, and in filings with the Securities and Exchange Commission.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company’s fixed price contracts, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company’s plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company’s Annual Report on Form 10-K, filed on March 19, 2008, which is available on its website at www.orionmarinegroup.com or at the SEC’s website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Orion Marine Group, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except share and per share information)
	Three Months Ended
	September 30, 2009	September 30, 2008
	(Unaudited)	(Unaudited)
Contract revenues	$81,466	$62,897
Costs of contract revenues	65,468	50,297
Gross profit	15,998	12,600
Selling, general and administrative expenses	7,699	7,357
Operating income	8,299	5,243

Interest income	(78)	(107)
Interest expense	88	365
Interest (income) expense, net	10	258
Income before income taxes	8,289	4,985
Income tax expense	2,892	1,221
Net income	$5,397	$3,764

Basic earnings per share—Common	$0.22	$0.18
Diluted earnings per share—Common	$0.22	$0.17
Shares used to compute earnings per share:
Basic—Common	24,241,749	21,557,601
Diluted—Common	24,678,251	21,833,327

Orion Marine Group, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations
(In Thousands, except margin data)
	Three Months Ended
	September 30, 2009	September 30, 2008
	(Unaudited)	(Unaudited)
Net income	$5,397	$3,764
Income tax expense	2,892	1,221
Interest (income) expense, net	10	258
Depreciation and amortization	4,866	5,104
EBITDA1	$13,165	$10,347
Operating Income Margin2	10.2%	8.3%
Impact of Depreciation and Amortization	6.0%	8.2%
EBITDA margin1	16.2%	16.5%

1 EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.  EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.

2 Operating income margin is calculated by dividing operating income by contract revenues.

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)
	Balance as of
	September 30, 2009	September 30, 2008

Net cash flow from operating activities	$30,760	$16,379

Cash and cash equivalents	$108,984	$18,985

Term debt outstanding	$--	$35,000

Capital Expenditures	$8,389	$11,715

SOURCE:  Orion Marine Group, Inc.
Orion Marine Group, Inc.
Mark Stauffer, Executive Vice President & CFO
Chris DeAlmeida, Director of Investor Relations
713-852-6506